Exhibit 5.1
MISSOURI KANSAS ILLINOIS NEVADA SHANGHAI
, 2011
Armstrong Energy, Inc.
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
     We have acted as counsel to Armstrong Energy, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (Registration No. 333-177259), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale by the Company of up to shares of common stock, $0.01 par value per share, of the Company (the “Shares”) which includes shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, and the authenticity of the originals of such copies.
     Based upon and subject to the foregoing and to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the price at which the Shares will be sold has been approved by the pricing committee of the Board of Directors of the Company and when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and the underwriters, the Shares will be validly issued, fully paid and nonassessable.
     In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
ARMSTRONG TEASDALE LLP 7700 FORSYTH BLVD., SUITE 1800, ST. LOUIS, MO 63105 T 314.621.5070 F 314.621.5065 ArmstrongTeasdale.com

, 2011

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     This opinion is furnished pursuant to Item 601 of Regulation S-K and cannot be relied on for any other purpose.
Very truly yours,
ARMSTRONG TEASDALE LLP